Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated November 5, 2020

Preliminary Prospectus Supplement dated October 26, 2022

Registration Statement File No. 333-249877

ELEVANCE HEALTH, INC.

Offering of:

$400,000,000 5.350% Notes due 2025 (the “2025 Notes”)

$650,000,000 5.500% Notes due 2032 (the “2032 Notes”)

$750,000,000 6.100% Notes due 2052 (the “2052 Notes”)

Pricing Term Sheet dated

October 26, 2022

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated October 26, 2022 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated November 5, 2020, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-249877). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Company	Elevance Health, Inc., an Indiana corporation

Ratings*	Baa2 / A / BBB (Moody’s / S&P / Fitch)

Pricing Date	October 26, 2022

Trade Date	October 26, 2022

Settlement Date	November 4, 2022 (T+7)

Aggregate Principal Offering Amount	$400,000,000 for the 2025 Notes $650,000,000 for the 2032 Notes $750,000,000 for the 2052 Notes

Maturity Date	October 15, 2025 for the 2025 Notes October 15, 2032 for the 2032 Notes October 15, 2052 for the 2052 Notes

Coupon (Interest Rate)	5.350% for the 2025 Notes 5.500% for the 2032 Notes 6.100% for the 2052 Notes

Price to Public (Issue Price)	99.974% of the principal amount for the 2025 Notes 99.384% of the principal amount for the 2032 Notes 99.991% of the principal amount for the 2052 Notes

Yield to Maturity	5.361% for the 2025 Notes 5.582% for the 2032 Notes 6.101% for the 2052 Notes

Spread to Benchmark Treasury	T + 95 basis points for the 2025 Notes T + 155 basis points for the 2032 Notes T + 190 basis points for the 2052 Notes

Benchmark Treasury	4.250% due October 15, 2025 for the 2025 Notes 2.750% due August 15, 2032 for the 2032 Notes 2.875% due May 15, 2052 for the 2052 Notes

Benchmark Treasury Price / Yield	99-17 3⁄4 / 4.411% for the 2025 Notes 89-22+ / 4.032% for the 2032 Notes 77-21+ / 4.201% for the 2052 Notes

Interest Payment Dates

April 15 and October 15, commencing April 15, 2023 for the 2025 Notes

April 15 and October 15, commencing April 15, 2023 for the 2032 Notes

April 15 and October 15, commencing April 15, 2023 for the 2052 Notes

Optional Redemption Provisions

For the 2025 Notes: Prior to September 15, 2025 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 15 basis points; par call at any time on or after September 15, 2025.

For the 2032 Notes: Prior to July 15, 2032 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 25 basis points; par call at any time on or after July 15, 2032.

For the 2052 Notes: Prior to April 15, 2052 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 30 basis points; par call at any time on or after April 15, 2052.

Denomination	$1,000 and integral multiples of $1,000 in excess thereof

Day Count Convention	30/360

Payment Business Days	New York

CUSIP/ISIN Number	036752 AV5 / US036752AV56 for the 2025 Notes 036752 AW3 / US036752AW30 for the 2032 Notes 036752 AX1 / US036752AX13 for the 2052 Notes

Joint Book-Running Managers	BofA Securities, Inc. Deutsche Bank Securities Inc. Credit Suisse Securities (USA) LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC Wells Fargo Securities, LLC

Senior Co-Managers	Barclays Capital Inc. Citigroup Global Markets Inc. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC Mizuho Securities USA LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

Junior Co-Managers	BNY Mellon Capital Markets, LLC Huntington Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment thereof on or about November 4, 2022, which will be the seventh business day following the pricing of the notes (such settlement being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof will be required, by virtue of the fact that the notes will initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-249877). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling (i) BofA Securities, Inc. at (800) 294-1322 (toll free), or (ii) Deutsche Bank Securities Inc. at (800) 503-4611 (toll free).

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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